Exhibit 10.25

GRAFTECH INTERNATIONAL LTD.
OMNIBUS EQUITY INCENTIVE PLAN
 FORM OF STOCK OPTION GRANT AGREEMENT
(Non-Qualified Stock Options)

THIS AGREEMENT, made as of this     day of           20   between GrafTech International Ltd. (“GrafTech”) and                     (the “Participant”).

WHEREAS, GrafTech has adopted the GrafTech International Ltd. Omnibus Equity Incentive Plan (the “Plan”);

WHEREAS, Section 6 of the Plan provides for the grant to Participants of non-qualified stock options to purchase shares of Common Stock of GrafTech.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.                                      Grant of Options.  Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, GrafTech hereby grants to the Participant a NON-QUALIFIED STOCK OPTION (the “Option”) with respect to        shares of Common Stock of GrafTech.

2.                                      Grant Date.  The grant date of the Option hereby granted is          (“Grant Date”).

3.                                      Exercise Price.  The exercise price of each share of Common Stock underlying the Option hereby granted is $           .

4.                                      Vesting of Option.   Subject to the provisions of Section 6 hereof and to the Participant’s continued Employment with the Company through each applicable date, the Option shall vest and become exercisable in accordance with the following schedule (each such date, a “Vesting Date”):

(a)         twenty percent (20%) of the Option shall vest and become exercisable on the first anniversary of the Grant Date;

(b)         twenty percent (20%) of the Option shall vest and become exercisable on the second anniversary of the Grant Date;

(c)          twenty percent (20%) of the Option shall vest and become exercisable on the third anniversary of the Grant Date;

(d)         twenty percent (20%) of the Option shall vest and become exercisable on the fourth anniversary of the Grant Date; and

(e)          twenty percent (20%) of the Option shall vest and become exercisable on the fifth anniversary of the Grant Date.

5.                                      Manner of Exercise.  The Option shall be exercised by delivery of an electronic or physical written notice to the Secretary of GrafTech, or such other form as permitted by the Committee from time to time and communicated to the Participant (the “Exercise Notice”), which shall state the election to exercise the Option, specify the number of shares of Common Stock with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Committee pursuant to the provisions of the Plan.  The Exercise Notice shall include payment for an amount equal to the Exercise Price multiplied by the number of shares of Common Stock specified in such Exercise Notice.  Such payment may be made in (i) cash; (ii) shares of Common Stock held by the Participant having a Fair Market Value equal to the aggregate Exercise Price; (iii) a combination of cash and shares; (iv) through a broker-assisted exercise, or (v) by the withholding from delivery upon exercise shares of Common Stock having a Fair Market Value equal to the aggregate Exercise Price, but only to the extent such right or the utilization of such right would not cause the Option to be subject to Section 409A of the Code and to the extent the use of net-physical settlement is permitted by, and is in compliance with, applicable law; provided no such method will be permitted if it would have an adverse accounting effect in respect of the Option.  The partial exercise of the Option, alone, shall not cause the expiration, termination or cancellation of the remaining portion of the Option.

6.                                      Expiration of Options.

(a)         The Option shall be exercisable, in accordance with the provisions of Sections 4, 5 and 7 hereof, through the tenth (10th) anniversary of the Grant Date, unless terminated earlier as provided herein.  In the event the Participant’s Employment is terminated for any reason, the unvested portion of the Option shall immediately be forfeited for no consideration as of the date of such termination.

(b)         In the event the Participant’s Employment is terminated by reason of the Participant’s death or Disability, the Option may, to the extent otherwise vested and exercisable pursuant to Section 4 above on the date of such termination, be exercised by the Participant or the Participant’s estate or legal representative, as applicable, at any time within one (1) year period following such date of termination, but in any event no later than the tenth (10th) anniversary of the Grant Date.  The Option shall, to the extent not theretofore exercised or terminated, terminate upon the expiration of such one (1) year (or shorter) period.  For purposes of this Agreement, “Disability” shall mean a disability for purposes of the then current or most recent GrafTech International Holdings Inc. Long-Term Disability Plan, regardless of whether the Participant is or would have been covered thereby.

(c)                                  In the event that the Company terminates the Participant’s Employment without Cause, the Option may, to the extent otherwise vested and exercisable pursuant to Section 4 or Section 7 on the date of such termination, be exercised by the Participant at any time within the ninety (90) day period following such date of termination, but in any event no later than the tenth (10th) anniversary of the Grant Date.  The Option shall, to the extent not theretofore exercised or terminated, terminate upon the expiration of such ninety (90) day (or shorter) period.  For purposes of this Agreement, “Cause” shall mean, unless otherwise provided in an employment agreement in effect immediately prior to such termination, (i) a failure of the Participant to reasonably and substantially perform his or her duties to the Company (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence; (iii) a breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to the Company; (iv) the commission by the Participant of any felony or other serious crime; or (v) a breach by the Participant of the terms of any agreement with the Company or any Company policies.

7.                                      Effect of Certain Changes.  In the event the Participant’s Employment is terminated by the Company without Cause within the two (2) year period following the consummation of a Change in Control, any then-outstanding unvested portion of the Option shall immediately vest in full as of the date of such termination and shall be exercisable for the period set forth in Section 6(c).  For purposes of this Agreement, a “Change in Control” shall occur upon (a) Brookfield Asset Management Inc. and any affiliates thereof (the “Majority Stockholder”) ceasing to own stock of GrafTech that constitutes at least thirty-five percent (35%) of the total fair market value or total Voting Power of the stock of GrafTech or (b) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) other than GrafTech, the Majority Stockholder or any employee benefit plan sponsored by GrafTech acquires ownership of stock of GrafTech that, together with stock held by such person or group, constitutes more than fifty percent (50%) or more of the total fair market value or total Voting Power of the stock of GrafTech.

8.                                      Transferability.  The Option is exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative, and may not be sold, pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of the Participant to any party (other than GrafTech), or assigned or transferred by such Participant, but immediately upon such purported sale, assignment, transfer, pledge, hypothecation or other disposal of the Option will be forfeited by the Participant and all of the Participant’s rights to such Option shall immediately terminate without any payment or consideration from GrafTech.  Upon the death of a Participant, outstanding Options granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution pursuant to Section 16 of the Plan.

9.                                      Incorporation of Plan.  All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein.  If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern (unless otherwise stated therein).  All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

10.                               Taxes.  To the extent required by applicable federal, state, local or foreign law, the Participant shall make arrangements satisfactory to GrafTech for the satisfaction of any withholding tax obligations that arise with respect to the exercise of the Option in accordance with Section 13 of the Plan.  GrafTech shall not be required to deliver shares of Common Stock to the Participant until it determines such obligations are satisfied.

11.                               Construction of Agreement.  Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.  No waiver of any provision or violation of this Agreement by GrafTech shall be implied by GrafTech’s forbearance or failure to take action.  No provision of this Agreement shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

12.                               Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

13.                               No Special Employment Rights; No Right to Award.  Nothing contained in the Plan or any Stock Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the Option.  The rights or opportunity granted to the Participant on the making of a Stock Incentive Award shall not give the Participant any rights or additional rights to compensation or damages in consequence of either:(i) the Participant giving or receiving notice of termination of his or her office or employment; (i) the loss or termination of his or her office or Employment with the Company for any reason whatsoever; or (c) whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair.

14.                                                                               Data Privacy.  By participating in the Plan each Participant consents to the collection, holding, processing and transfer of data relating to the Participant and, in particular, to the processing of any sensitive personal data by the Company for all purposes connected with the operation of the Plan, including, but not limited to: (i) holding and maintaining details of the Participant and his or her participation in the Plan; (ii) transferring data relating to the Participant and his or her participation in the Plan to the Company’s registrars or brokers, the plan administrator or any other relevant professional advisers or service providers to the Company; (iii) disclosing details of the Participant and his or her participation in the Plan to a bona fide prospective purchaser of the Company (or the prospective purchaser’s advisers), and (iv) with respect to Participants employed in the European Economic Area, transferring data relating to the Participant and his or her participation in the Plan under (i) to (iii) above to a person who is resident in a country or territory outside the European Economic Area that may not provide the same statutory protection for the data as countries within the European Economic Area.

15.                               Integration.  This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan.  This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

16.                               Clawback Policies.  Notwithstanding anything in the Plan to the contrary, GrafTech will be entitled, to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which GrafTech’s shares of Common Stock are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by GrafTech or any of its affiliates at any time to a Participant under the Plan and the Participant, by accepting this award of an Option pursuant to the Plan and this Agreement, agrees to comply with any Company request or demand for such recoupment.  In addition, a Participant’s rights, payments, gains and benefits with respect to a Stock Incentive Award (whether granted hereunder or under any prior Award Agreement) shall be subject to, in the sole and good faith judgment of the Committee, reduction, cancellation, forfeiture or recoupment while Participant is employed or upon or following termination of Participant’s Employment for Cause, for Participant’s violation of material Company policies, for Participant’s breach of noncompetition, confidentiality or other restrictive covenants, or for Participant’s engagement in Detrimental Conduct (as defined below); provided, that any change to the terms of the Stock Incentive Awards shall be effected in a way that causes the Stock Incentive Awards to be excluded from the application of, or to comply with, Section 409A of the Code.  For the purposes of this Agreement, “Detrimental Conduct” means activities which have been, are or would reasonably be expected to be detrimental to the interests of the Company, as determined in the sole and good faith judgment of the Committee.  Such activities include unlawful conduct under securities, antitrust, tax or other laws, improper disclosure or use of confidential or proprietary information or trade secrets, competition with or improper taking of a corporate opportunity of any business of the Company, failure to cooperate in any investigation or legal proceeding, or misappropriation of property.

17.                               Policy Against Insider Trading.  By accepting the Option, the Participant acknowledges that the Participant is bound by all the terms and conditions of GrafTech’s insider trading policy as may be in effect from time to time.

18.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

19.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

20.                               Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Plan.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan and this Agreement shall be final and conclusive.  The Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the underlying shares of Common Stock and that the Participant should consult a tax advisor prior to such exercise or disposition.

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IN WITNESS WHEREOF, GrafTech has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the Plan as of the day and year first written above.

GrafTech International Ltd.

By:
Title:

[Participant’s name]

[Signature Page — Stock Option Agremeent]